EXHIBIT "99.1"

NEWS RELEASE ***FOR IMMEDIATE RELEASE***	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Second Quarter 2015 Results

DALLAS (August 13, 2015) – Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, reported results of operations for the second quarter ended June 30, 2015. TCI announced today that the Company reported net loss applicable to common shares of approximately ($86) thousand, including $1.25 million in gains on the sale of land, or ($0.01) per diluted earnings per share, for the three months ended June 30, 2015, as compared to net income applicable to common shares of $2.1 million, including $7.0 million in gains on the sale of income-producing properties, or $0.25 per diluted earnings per share for the same period ended 2014.

For the six months ending June 30, 2015, a net loss applicable to common shares of ($203) thousand or ($0.02) per diluted earnings per share was reported, as compared to a net income applicable to common shares of $6.4 million or $0.75 per diluted earnings per share for the same period ended 2014.

During the three months ended June 30, 2015, we acquired six income-producing properties. We are diligent in our mission to provide high-quality living opportunities to our tenants as reflected in our occupancy rates being over 95%. The Company continues to demonstrate an unwavering commitment to fortify the portfolio and streamline operational activity, while at the same time maintaining our commitment to creating value. "We believe our second quarter 2015 operating results, combined with our recent acquisitions, demonstrates another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2015", said Danny Moos, the Company's Chief Executive Officer and President. We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

In the Company's commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. The Company also acquired a new commercial property during the three months ended June 30, 2015. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Rental and other property revenues were $23.8 million for the three months ended June 30, 2015. This represents an increase of $5.3 million, as compared to the prior period revenues of $18.5 million. This change, by segment, is an increase in the apartment portfolio of $3.0 million, and an increase in the commercial portfolio of $2.3 million. Within the apartment portfolio there was an increase of $2.3 million in the acquired property portfolio and an increase of $0.7 million in the same property portfolio. The apartment portfolio continues to thrive in the current economic conditions with occupancies averaging approximately 95%. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants. This increase in apartment portfolio is also due to the acquisition of new properties. Within the commercial portfolio, there was an increase of $0.3 million in the acquired property portfolio and increase of $2.0 million in the same store properties. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $10.9 million for the three months ended June 30, 2015. This represents an increase of $1.5 million, as compared to the prior period operating expenses of $9.4 million. This change, by segment, is an increase in the apartment portfolio of $1.4 million, and an increase in the commercial portfolio of $0.1 million. Within the apartment portfolio there was an increase of $0.8 million in the acquired properties portfolio and an increase of $0.6 million in the same property portfolio. Within the commercial portfolio, there was an increase of $0.1 million in the same store properties.

General and administrative expenses were $1.3 million dollars for the three months ended June 30, 2015. This represents a decrease of $1.4 million, as compared to the prior period general and administrative expenses of $2.7 million. This change, by segment, is a decrease in the other portfolio of $1.4 million. Within the other portfolio, the decrease of $1.4 million was mainly due to lower professional fees.

Mortgage and loan interest expense, including deferred borrowing costs amortization, was $8.2 million for the three months ended June 30, 2015. This represents an increase of $0.3 million, as compared to the prior period expense of $7.9 million. This change by segment is an increase in the other portfolio of $0.8 million, and a decrease in the apartment portfolio of $0.5 million. Within the other portfolio, the majority of this increase is due to the securing of a new loan in the current period, which was utilized to drive

the acquisition and development activities of the Company. The decrease in the apartment portfolio is the result of mortgage refinances to lower interest rates.

Interest income was $3.0 million for the three months ended June 30, 2015. This represents a decrease of $1.0 million, as compared to the prior year income of $4.0 million due to principal pay downs made during the period on our outstanding notes and interest receivable.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2015	2014	2015	2014
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues (including $173 and $175 for the three months and $343 and $350 for the six months ended 2015 and 2014, respectively, from related parties)	$ 23,756	$ 18,511	$ 46,060	$ 36,814
Expenses:				
Property operating expenses (including $178 and $148 for the three months and $331 and $293 for the six months ended 2015 and 2014, respectively, from related parties)	10,929	9,359	21,793	18,562
Depreciation and amortization	5,107	4,271	9,751	8,552
General and administrative (including $727 and $656 for the three months and $1,547 and $1,400 for the six months ended 2015 and 2014, respectively, from related parties)	1,278	2,738	3,045	4,287
Net income fee to related party	45	210	90	700
Advisory fee to related party	1,951	1,811	3,894	3,664
Total operating expenses	19,310	18,389	38,573	35,765
Net operating income	4,446	122	7,487	1,049
Other income (expenses):				
Interest income (including $2,748 and $4,004 for the three months and $6,167 and $6,117 for the six months ended 2015 and 2014, respectively, from related parties)	2,994	4,005	6,755	6,118
Other income	14	244	81	396
Mortgage and loan interest (including $0 and $0 for the three months and $31 and $31 for the six months ended 2015 and 2014, respectively, from related parties)	(8,216)	(7,869)	(18,401)	(16,868)
Earnings (losses) from unconsolidated joint ventures and investees	10	(11)	43	(16)
Litigation settlement (expense)	(45)	(86)	(118)	3,753
Total other expenses	(5,243)	(3,717)	(11,640)	(6,617)
Loss before gain on land sales, non-controlling interest, and taxes	(797)	(3,595)	(4,153)	(5,568)
Gain (loss) on land sales	1,250	(159)	4,126	594
Net income (loss) from continuing operations before taxes	453	(3,754)	(27)	(4,974)
Income tax benefit (expense)	(12)	2,195	90	4,244
Net income (loss) from continuing operations	441	(1,559)	63	(730)
Discontinued operations:				
Net income (loss) from discontinued operations	(34)	(732)	258	(931)
Gain on sale of real estate from discontinued operations	-	7,003		13,057
Income tax benefit (expense) from discontinued operations	12	(2,195)	(90)	(4,244)
Net income (loss) from discontinued operations	(22)	4,076	168	7,882
Net income	419	2,517	231	7,152
Net income (loss) attributable to non-controlling interest	(281)	(127)	12	(211)
Net income attributable to Transcontinental Realty Investors, Inc.	138	2,390	243	6,941
Preferred dividend requirement	(224)	(277)	(446)	(551)
Net income (loss) applicable to common shares	$ (86)	$ 2,113	$ (203)	$ 6,390
Earnings per share - basic				
Net income (loss) from continuing operations	$ (0.01)	$ (0.23)	$ (0.04)	$ (0.18)
Net income from discontinued operations	-	0.48	0.02	0.94
Net income (loss) applicable to common shares	$ (0.01)	$ 0.25	$ (0.02)	$ 0.76
Earnings per share - diluted				
Net income (loss) from continuing operations	$ (0.01)	$ (0.23)	$ (0.04)	$ (0.18)
Net income from discontinued operations	-	0.48	0.02	0.94
Net income (loss) applicable to common shares	$ (0.01)	$ 0.25	$ (0.02)	$ 0.76
Weighted average common shares used in computing earnings per share	8,717,767	8,413,469	8,717,767	8,413,469
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,413,469	8,717,767	8,413,469
Amounts attributable to Transcontinental Realty Investors, Inc.				
Net income (loss) from continuing operations	$ 160	$ (1,686)	$ 75	$ (941)
Net income from discontinued operations	(22)	4,076	168	7,882
Net income	$ 138	$ 2,390	$ 243	$ 6,941

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

		June 30, 2015		December 31, 2014
		(dollars in thousands, except share and par value amounts)		
Assets				
Real estate, at cost	$	899,769	$	781,794
Real estate subject to sales contracts at cost, net of depreciation ($2,475 for 2015 and $2,300 for 2014)		20,402		20,395
Less accumulated depreciation		(127,760)		(113,068)
Total real estate		792,411		689,121
Notes and interest receivable:				
Performing (including $69,050 in 2015 and $77,853 in 2014 from related parties)		76,253		84,863
Non-performing		604		584
Less allowance for doubtful accounts (including $1,825 in 2015 and $1,825 in 2014 from related parties)		(1,990)		(1,990)
Total notes and interest receivable		74,867		83,457
Cash and cash equivalents		19,128		12,201
Restricted cash		52,066		48,238
Investments in unconsolidated joint ventures and investees		2,155		1,543
Receivable from related party		94,080		58,404
Other assets		33,287		37,441
Total assets	$	1,067,994	$	930,405
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	727,222	$	588,749
Notes related to real estate held for sale		910		1,552
Notes related to real estate subject to sales contracts		18,252		18,616
Deferred gain (from sales to related parties)		51,356		51,356
Accounts payable and other liabilities (including $2,652 in 2015 and $4,909 in 2014 to related		37,010		36,684
Total liabilities		834,750		696,957
Shareholders' equity:				
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2015 and 2014 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2015 and 2014 (liquidation preference $100 per share)		1		1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2015 and 2014; outstanding 8,717,767 shares in 2015 and 2014		87		87
Treasury stock at cost, 200 shares in 2015 and 2014		(2)		(2)
Paid-in capital		271,203		271,649
Retained earnings		(56,208)		(56,451)
Total Transcontinental Realty Investors, Inc. shareholders' equity		215,081		215,284
Non-controlling interest		18,163		18,164
Total shareholders' equity		233,244		233,448
Total liabilities and shareholders' equity	$	1,067,994	$	930,405